Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post Effective Amendment No. 1 to Form S-3 No. 333-104530) dated August 4, 2003 and related Prospectus of K2 Inc. for the registration of 3,145,975 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 2003, except for Note 7 and Note 16 as to which the date is March 26, 2003, with respect to the consolidated financial statements and schedule of K2 Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

August 1, 2003